UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TEAM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600, Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (281) 331-6154

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board”) of Team, Inc. (the “Company”) has taken actions to facilitate the Company’s ability to preserve its net operating losses and certain other tax attributes. In connection therewith, the Board declared a dividend of one preferred share purchase right (a “Right”), February 14, 2022, for each share of common stock, par value $0.30 per share, of the Company outstanding on February 14, 2022 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Rights Agreement”), dated as of February 2, 2022, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $100.00 per share, of the Company (the “Preferred Shares”) at a price of $7.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on February 2, 2022 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series A Preferred Stock of Team, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 2, 2022).

4.1	Section 382 Rights Agreement, dated as of February 2, 2022, between Team, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 2, 2022).

99.1	Press Release dated February 1, 2022 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 2, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TEAM, INC.

By:	/s/ André C. Bouchard
	Name:	André C. Bouchard
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: February 2, 2022